PINEBRIDGE MUTUAL FUNDS
FIRST AMENDMENT
TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 16th day of August, 2011, to the Fund Accounting Servicing Agreement (the “Agreement”) dated as of February 23, 2011, is entered into by and between PINEBRIDGE MUTUAL FUNDS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PINEBRIDGE MUTUAL FUNDS	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Robin Thorn	By: /s/ Michae. R. McVoy
Printed Name: Robin Thorn	Printed Name: /s/ Michae. R. McVoy
Title: President	Title: Executive Vice President

Amended Exhibit A

to the Fund Accounting Servicing Agreement

Separate Series of PineBridge Mutual Funds

Name of Series
PineBridge US Micro Cap Growth Fund
PineBridge US Small Cap Growth Fund
PineBridge US Focus Equity Fund
PineBridge US 25 Equity Fund